AMWD Announces Fourth Quarter Results

May 30, 2017

Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Assistant Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES FOURTH QUARTER RESULTS

WINCHESTER, Virginia (May 30, 2017) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its fourth fiscal quarter ended April 30, 2017.

Net sales for the fourth fiscal quarter increased 7% to $258.7 million compared with the same quarter of the prior fiscal year. Net sales for the full fiscal year increased 9% to $1,030.2 million from the comparable period of the prior fiscal year. The Company experienced growth in all channels during the fourth quarter of fiscal year 2017.

Net income was $17.3 million ($1.06 per diluted share) for the fourth quarter of the current fiscal year compared with $13.4 million ($0.81 per diluted share) for the fourth quarter of the prior fiscal year. Exclusive of after-tax non-operating charges related to corporate business development expenses in fiscal 2017 and idle land disposal in fiscal 2016, the Company generated $18.6 million ($1.13 per diluted share) of net income for the fourth quarter of the current fiscal year compared with $14.2 million ($0.86 per diluted share) for the same period of the prior fiscal year.

Net income for the entire fiscal year 2017 was $71.2 million ($4.34 per diluted share) compared with $58.7 million ($3.57 per diluted share) for the same period of the prior fiscal year. Exclusive of after-tax non-operating charges related to corporate business development expenses in fiscal 2017 and idle land disposal in fiscal 2016, the Company generated $72.9 million ($4.45 per diluted share) of net income for the entire current fiscal year compared with $59.5 million ($3.62 per diluted share) for the same period of the prior fiscal year.

Gross profit for the fourth quarter of the current fiscal year was 22.3% of net sales compared with 20.3% in the same quarter of the prior year. Gross profit for the entire current fiscal year was 21.8% of net sales compared with 21.1% for the same period in the prior year. Gross profit in the current quarter and current fiscal year was favorably impacted by higher sales volume, lower labor benefit costs and improved operating efficiency.

Selling, general and administrative costs for the fourth quarter of fiscal year 2017 were 12.1% of net sales compared with 11.1% in the same quarter of the prior year. Selling, general and administrative costs for the entire current fiscal year were 11.3% of net sales compared with 11.2% for the same period in the prior year. The Company’s expense ratio was negatively impacted in the current quarter and fiscal year by corporate business development expenses related to a potential M&A target that we ultimately decided not to pursue.

The Company generated net cash from operating activities of $77.1 million during the current fiscal year compared with $74.6 million during the same period in the prior year. The increase in the Company’s cash from operating activities was driven primarily by higher operating profitability and accrued expenses which was partially offset by higher discretionary contributions to the Company’s pension plans. Net cash used by investing activities was $53.7 million during the current fiscal year compared with $40.8 million during the same period of the prior year due to an increased net investment of $28.3 million in

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AMWD Announces Fourth Quarter Results

May 30, 2017

certificates of deposit, which was partially offset by decreased investment in property, plant and equipment. Net cash used by financing activities of $20.8 million increased $11.9 million during the current fiscal year compared to the same period in the prior year as the company reduced long-term debt by $7.2 million and realized a $5.7 million decrease in proceeds from the exercise of stock options. This impact was partially offset by a $3.2 million decrease in repurchases of common stock.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates nine manufacturing facilities and seven service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward‑looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Twelve Months Ended
	April 30		April 30
	2017	2016	2017	2016

Net Sales	$258,737	$240,923	$1,030,248	$947,045
Cost of Sales & Distribution	201,166	192,052	805,612	747,351
Gross Profit	57,571	48,871	224,636	199,694
Sales & Marketing Expense	18,851	17,313	70,979	66,489
G&A Expense	12,336	9,398	45,419	40,045
Operating Income	26,384	22,160	108,238	93,160
Interest & Other (Income) Expense	(378)	1,311	(687)	1,374
Income Tax Expense	9,414	7,477	37,726	33,063
Net Income	$17,348	$13,372	$71,199	$58,723

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	16,389,578	16,415,321	16,398,240	16,441,571

Income Per Diluted Share	$1.06	$0.81	$4.34	$3.57

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AMWD Announces Fourth Quarter Results

May 30, 2017

Condensed Consolidated Balance Sheet
(Unaudited)
	April 30	April 30
	2017	2016

Cash & Cash Equivalents	$176,978	$174,463
Investments - certificates of deposit	51,750	25,750
Customer Receivables	63,115	55,813
Inventories	42,859	39,319
Other Current Assets	4,526	6,864
Total Current Assets	339,228	302,209
Property, Plant & Equipment	107,933	99,332
Investments - certificates of deposit	20,500	18,250
Other Assets	33,612	46,569
Total Assets	$501,273	$466,360

Current Portion - Long-Term Debt	$1,598	$1,574
Accounts Payable & Accrued Expenses	99,899	90,739
Total Current Liabilities	101,497	92,313
Long-Term Debt	15,279	22,145
Other Liabilities	32,048	71,141
Total Liabilities	148,824	185,599
Stockholders' Equity	352,449	280,761
Total Liabilities & Stockholders' Equity	$501,273	$466,360

Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Twelve Months Ended
	April 30
	2017	2016

Net Cash Provided by Operating Activities	$77,080	$74,604
Net Cash Used by Investing Activities	(53,744)	(40,773)
Net Cash Used by Financing Activities	(20,821)	(8,909)
Net Increase in Cash and Cash Equivalents	2,515	24,922
Cash and Cash Equivalents, Beginning of Period	174,463	149,541

Cash and Cash Equivalents, End of Period	$176,978	$174,463

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